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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            EPS SOLUTIONS CORPORATION

                     (Originally Incorporated May 29, 1998)

        EPS SOLUTIONS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "CORPORATION"), hereby certifies pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") as follows:

        FIRST: The Corporation was incorporated on May 29, 1998.

        SECOND: A Certificate of Amendment of the Corporation was filed with the Secretary of State on July 10, 1998, changing the name of the Corporation to ProfitSource Corporation.

        THIRD: An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 25, 1998 under the name of ProfitSource Corporation.

        FOURTH: A Certificate of Amendment of the Corporation was filed with the Secretary of State on December 15, 1998, changing the name of the Corporation to EPS Solutions Corporation.

        FIFTH: This Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended and now in effect. This Amended and Restated Certificate of Incorporation was adopted in accordance with the applicable provisions of Sections 242 and 245 of the GCL to read as follows:

        1. Name. The name of the Corporation is EPS Solutions Corporation.

        2. Registered Office. The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

        3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

        4. Authorized Capital Stock.

              4.1 Number of Authorized Shares. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is two-


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hundred fifty million (250,000,000), of which two-hundred forty million
(240,000,000) shares shall be Common Stock having a par value of $0.001 per share (the "COMMON STOCK"), and ten million (10,000,000) shares shall be Preferred stock having a par value of $0.001 per share (the "PREFERRED STOCK"). All shares of Series A Common Stock and Series B Common Stock outstanding before the effective date of this Amended and Restated Certificate of Incorporation shall, as of the effectiveness of this Amended and Restated Certificate of Incorporation, constitute a single class of Common Stock.

              4.2 Common Stock. The Board of Directors of the Corporation (the "BOARD") may authorize the issuance of shares of Common Stock from time to time. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

              4.3 Preferred Stock. The Board may authorize the issuance of shares of Preferred Stock from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

        5. Election of Directors. Members of the Board may be elected either by written ballot or voice vote.

        6. Amendment of Corporate Documents.

              6.1 Certificate of Incorporation. The Corporation reserves the right to alter, amend, repeal or rescind any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that any amendment of this Article 6 or Article 9 will require an affirmative vote of the holders of seventy-five percent (75%) or more of the total voting power of all outstanding shares of voting stock of the Corporation.

              6.2 Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend, and rescind the bylaws of the Corporation. Bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation, except by a vote of the holders of seventy-five percent (75%) or more of the total voting power of all outstanding shares of voting stock of the Corporation.



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        7. Limitation of Director Liability and Indemnification. To the fullest extent permitted by the GCL, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) and as interpreted by the courts of the State of Delaware ("Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by Delaware Law (but in the case of any amendment of Delaware Law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        8. California Law. This Article shall apply at any time and from time to time only to the extent that the laws of California govern certain affairs of the Corporation by virtue of the lawful application of Section 2115 of the California General Corporation law.

              8.1 Limitation of Director Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

              8.2 Indemnification of Agents.

              (a) The Corporation is authorized to provide indemnification of agents, as that term is defined in Section 317 of the California General Corporation Law, for breach of duty to the Corporation and its stockholders, to the fullest extent permissible under California law, under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In the event that any indemnification obligation provided for in any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, whether currently in effect or hereafter adopted, exceeds the limits on indemnification of agents allowed under California law, such indemnification obligation shall be construed, and shall be deemed to be limited and modified, to the extent, but only to the extent, necessary to prevent such indemnification obligation from exceeding such limits on excess indemnification.

              (b) Any repeal or modification of the foregoing provisions of this
Section 8.2 by the stockholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

        9. Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may, if such action has been earlier approved by the Board, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than seventy-five percent (75%) of the votes entitled to vote thereon and delivered to the Corporation at its principal place of business. Prompt notice of the taking of the



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corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

        10. Creditor Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        WITNESS the execution of this Amended and Restated Certificate of Incorporation this 19th day of November, 1999.




                                       ------------------------------------
                                       David H. Hoffmann, President


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